              RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                        ADVANCED RADIO TECHNOLOGY, LTD.




     Advanced Radio Technology, Ltd., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation ("Corporation") is Advanced Radio Technology, Ltd. and its Certificate of Incorporation was filed with the Secretary of State on March 28, 1995.

     2. This Restated and Amended Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation by increasing the number of authorized shares of the Corporation.

     3. The text of the Certificate of Incorporation is hereby amended to read as herein set forth in full:

     FIRST: The name of the Corporation is Advanced Radio Technology, Ltd.

     SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, City of Dover 19901, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is National Corporate Research, Ltd.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty million (20,000,000), which are divided into ten million (10,000,000) shares of Common Stock of a par value of $0.001 per share and ten million (10,000,000) shares of Preferred Stock of a par value of $0.001 per share.

     (a) Seven million (7,000,000) of the shares of Common Stock shall be designated as Class A Common Stock and three million (3,000,000) of the shares of Common Stock shall be designated as Class B Common Stock.

     (b) The shares of Preferred Stock may be issued from time


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


to time in one or more series as set forth in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors. Shares in each such series shall be identical to the Common Stock in all respects, except that with respect to the liquidation preference for the Preferred Stock, which shall be equal to the aggregate consideration paid for such series, and not each share of the Preferred Stock in such series, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of shares of the series) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

     (c) Shares of the Corporation's Common Stock and Preferred Stock may entitle the holder thereof to preemptive rights upon such terms and with such limitations as may be set forth in an agreement between the Corporation and shareholders of the Corporation owning all of the issued and outstanding shares of Common Stock and Preferred Stock of the Corporation.

     FIFTH: The corporation is to have perpetual existence.

     SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.
If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further

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definition, limitation, and the regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

     1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

     2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of SECTION 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation, unless provisions for such classification shall be set forth in this certificate of incorporation.

     3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall Be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

     EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     NINTH: The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such officer, and shall continue as to a person who has ceased to be a director, office, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and the provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

     4. This Restated and Amended Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with Sections 228, 242 and 245 of the General Corporate Law of the State of Delaware and written notice of the adoption of this Restated and Amended Certificate of Incorporation has been given pursuant to Section 228 of the General Corporation Law of the State of Delaware to each and every stockholder entitled to such notice.

     IN WITNESS WHEREOF, the Corporation has caused this Restated and Amended Certificate of Incorporation to be signed and attested to by its duly
authorized officers on this    day of April 1995.




                                          -----------------------
                                       By:   Matt Gove, Director,
                                               Vice President



ATTEST:

- ----------------------------
By: Dan Gulick, Director, Secretary

                                                                  EXHIBIT 2.1(a)

                                    AMENDED

                  CERTIFICATE OF DESIGNATION AND PREFERENCES
                                       OF
                           SERIES A PREFERRED STOCK
                               $0.001 PAR VALUE
                                        OF
                         ADVANCED RADIO TECHNOLOGY, LTD

                               ------------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                               ------------------


      ADVANCED RADIO TECHNOLOGY, LTD., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation") DOES HEREBY CERTIFY:

      1. That no shares of Series A Preferred Stock, $.001 par value per share, (the "Series A Preferred Stock" or the "Series"), have been issued; and

      2. That pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, the Board, by a Unanimous Written Consent dated May 1, 1995, adopted the following resolution authorizing the creation and issuance of a series of 36,056 shares of Series A Preferred Stock, which resolution is as follows:

      RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board hereby creates a series of 36,056 shares of Series A Preferred Stock, $0.001 par value per share, of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, and the voting powers, preferences and relative, participating, optional and other special limitations or restrictions thereon (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock of all series) as follows:

      1 DESIGNATION. The shares of the Series shall be designated "Series A Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"). The number of shares constituting the Series shall be 36,056, $0.001 par value per share, and this series shall represent 3.2 percent of the issued and outstanding capital stock of all classes, both Common and Preferred, of the Corporation. Upon issuance of the 36,056 shares of Series A
Preferred Stock (and shares of Series B Preferred Stock representing four percent of the issued and outstanding shares of capital stock of the Corporation), the issued and outstanding shares of Class A Common Stock and the Class B Common Stock shall constitute 36 percent and 56.8 percent, respectively, of the issued and outstanding shares of capital stock of the Corporation. The designation, rights and preferences of the shares of Series A Preferred Stock shall be identical to the Common Stock of the Corporation except with respect to the liquidation preference set forth in Section 3.

     The number of authorized shares of the Series mat be reduced to the extent any shares are not issued and outstanding by further resolution duly adopted by the Board of Directors of the Corporation and by filing amendments to the Certificate of Designations pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased.

     1 DIVIDENDS. The Holders of the Series A Preferred Stock ("Holders") shall be entitled to receive dividends on each share of Preferred Stock on the same basis and in the same amounts as the holders of the Corporation's Common Stock are entitled to receive on each share of Common Stock when and if such dividends are declared by the Board and paid by the Corporation.

     2 LIQUIDATION.

     1 PREFERENCE OF SERIES A PREFERRED STOCK.

     (i) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and after provision for the payment of creditors, the Holders shall be entitled to be paid an aggregate of $375,000, the amount equal to the aggregate consideration paid to the Corporation for all of the then issued and outstanding shares of the Series A Preferred Stock, before any distribution or payment is made upon any shares of Common Stock and any other series of stock junior to the Series A Preferred Stock but subject to the prior preferences of any series or class of stock of the Corporation senior to the Series A Preferred Stock. The Series A Preferred Stock shall be deemed to be on a parity with any other series of Preferred Stock with respect to the preference of the shares of such series of Preferred Stock upon liquidation of the Corporation.

     (ii)  If upon any liquidation, dissolution or

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

winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full to the Holders of such Series A Preferred Stock and any other series of Preferred Stock deemed to be on parity with the Preferred Stock, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts and distribution to any senior stockholders shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive.

     (iii) The sale, lease or exchange of all or substantially all of the Corporation's assets or the merger or consolidation of the Corporation which results in the holders of Common Stock of the Corporation receiving in exchange for such Common Stock cash, notes, debentures or other evidences of indebtedness or obligations to pay cash, or preferred stock of the surviving entity which ranks on a parity with or senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph iii of Section A. In the case of mergers or consolidations of the Corporation where holders of Common Stock of the Corporation receive, in exchange for such Common Stock, common stock or preferred stock in the surviving entity (whether or not the surviving entity is the Corporation) of such merger or consolidation, or common stock or preferred stock of another entity, which is junior as to dividends and upon liquidation, dissolution or winding up to the Series A Preferred Stock, the merger agreement or consolidation agreement shall expressly provide that the Series A Preferred Stock shall become preferred stock of such surviving entity or other entity, as the case may be, with the equivalent rights to the rights set forth herein. In the event of a merger or consolidation of the Corporation where the consideration received by the holders of common stock consists of two or more types of the consideration set forth above, the holders of the Series A Preferred Stock shall be entitled to receive either cash or securities based upon the foregoing in the same proportion as the holders of Common Stock of the Corporation are receiving cash or debt securities, or equity securities in the surviving entity or other entity.

     3. VOTING RIGHTS. The Holders shall vote with the holders of the Common Stock, shall have one vote per share of Series A Preferred Stock and shall be entitled to such notice of any meeting as the holders of the Corporation's Common Stock.

     4. COVENANTS. In addition to any other rights provided by law, so long as any Series A Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred Stock, will not:

     1 amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would alter adversely the liquidation preferences, of, or the restrictions provided for the benefit of, any Series A Preferred Stock;

     2 authorize or issue shares of any class or series of stock not expressly authorized herein having any preference or priority as to dividends or assets or other rights superior to any such preference or priority of the Series A Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to liquidation superior to any such preference or priority of the Series A Preferred Stock; or

     3 reclassify any class or series of any stock junior in liquidation rights to the Series A Preferred Stock ("Junior Stock") into stock senior to the Series A Preferred Stock with respect to any liquidation preference superior to any such preference or priority of the Series A Preferred Stock.

     The authorization and issuance of shares of Preferred Stock with a liquidation preference on a parity to the liquidation preference of the Series A Preferred Stock shall not require the approval of the holders of the outstanding shares of Series A Preferred Stock.

     5 ADJUSTMENT IN NUMBER OF SHARES. If the Corporation shall (i) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (ii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of shares of Series A Preferred Stock held by each holder on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted. Successive adjustments shall be made whenever any event specified above shall occur.

     6 EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than a preference regarding liquidation as specifically set forth in this resolution and in the Corporation's Certificate of Incorporation.

     7 HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     8 SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     9 STATUS OF REACQUIRED SHARES. Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     11. AMENDMENT OF CERTIFICATE OF DESIGNATIONS. This Certificate of Designation may be amended by action of the Board of Directors of the Corporation without the vote of the Holders or any other stockholders of the Corporation to implement the provisions of the purchase agreement dated April 21, 1995 between Landover Holdings Corporation and Advanced Radio Technologies Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its President and attested to this th day of May, 1995.

                                           ADVANCED RADIO TECHNOLOGY, LTD.


                                           By: ____________________________
                                               Matt Gove, Vice President

ATTESTED

____________________________________
Dan Gulick, Secretary


                                  6